Exhibit 99.1

Press Release	Source: BrandPartners Group, Inc.

BrandPartners Announces Results for Q2 2005
Tuesday, August 9, 8:30 am ET

Company Reports Highest Revenues Earned for a Second Quarter in the Company’s History and Sixth Consecutive Profitable Quarter; Fully Diluted EPS of $.02.

NEW YORK--(BUSINESS WIRE)—August 9, 2005--BrandPartners Group, Inc. (OTCBB:BPTR - News), a provider of integrated retail environment services to financial services and other retail companies, has filed its 10-Q for the three months ended June 30, 2005.

The Company’s revenues were $12.6 million compared to $11.3 million during the same period last year, an increase of $1.3 million and the highest revenues earned for a second quarter in the Company’s history. In addition the second quarter included:

•	Operating income for the 3 months ended June 30, 2005 of $1.0 million versus $1.2 million during the same period last year.

•	Net Income for the 3 months ended June 30, 2005 of $.7 million, or $.02 per fully diluted share versus $1.0 million or $.03 per fully diluted share during the same period last year.

•	Non-cash interest, non-recurring charges, and expenses were $317,202 including expenses for the start-up of BrandPartners Europe in 2005 versus $3,846 during the same period last year,

Year to date for the six month period ended June 30, 2005, the Company reported revenues of $27.1 million versus $27.0 million during the same period last year; $3.1 million in operating income versus $3.1 million during the same period last year; and, $2.5 million of net operating income versus $2.7 million during the same period last year. In addition, non-cash interest, non-recurring charges, and expenses were $574,644 versus $46,890 during the same period last year, including expenses of approximately $289,000 for the start-up of BrandPartners Europe in 2005..

“Our revenues in our most recent quarter grew to a historic high for a second quarter for the Company, and we continue to see significant sales pipeline opportunities in our core business, BrandPartners Retail, and at our new subsidiaries, BrandPartners Europe and Grafico, Incorporated. We believe that the strategic plan to diversify the Company into new products and new markets and to continue growing our revenues and earnings is on track. We are committed to investing in the necessary sales, marketing, customer support and related capital resources we believe are necessary to position the Company to achieve those objectives. In addition, our backlog on August 1, 2005 was approximately $28 million. “ said James F. Brooks, BrandPartners’ Chief Executive Officer.

About BrandPartners Group, Inc.

BrandPartners Group, together with its wholly owned subsidiaries BrandPartners Retail, BrandPartners Europe, and Grafico, Incorporated is a design, architecture and marketing Company creating retail environments through a range of integrated financial facility solutions and services. The Company's comprehensive suites of services include Branch Planning, Architecture, Facility Construction, Market Intelligence and Consulting, Strategic Business Planning, Brand Translation, and Retail Merchandising. The Company provides the design and branding needs of institutions of all sizes, including worldwide, regional and community banking. The Company has provided its design, architecture, and/or marketing expertise to more than 1,600 financial services companies, touching more than 24,000 branches of U.S. financial institutions.

Cautionary Language

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Such factors include among others: the Company's ability to successfully complete contracts and receive timely payment, continued services of executive officers of the Company and its subsidiary; its ability to identify appropriate acquisition candidates, finance and complete such acquisitions and successfully integrate acquired businesses; changes in its business strategies or development plans; competition; and its ability to grow within the financial services industries. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:
Bristol Capital Ltd.
Investor Relations:
Glen Akselrod, 905-326-1888
 glen@bristolir.com

Source: BrandPartners Group, Inc.